Exhibit 10.1

AMENDMENT

This Amendment dated as of December 20, 2018 (this “Amendment”), by and among Smaaash Entertainment Inc., a Delaware corporation f/k/a I-AM Capital Acquisition Company (the “Company”), Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada (“Polar”), and The K2 Principal Fund L.P., a limited partnership incorporated under the laws of the Province of Ontario (“K2” and, together with Polar, the “Sellers”), amends (i) that certain Stock Purchase Agreement dated as of November 2, 2018 between the Company and Polar (the “Polar Agreement”), (ii) that certain Stock Purchase Agreement dated as of November 5, 2018 between the Company and K2 (the “K2 Agreement” and, together with the Polar Agreement, the “Purchase Agreements”), and (iii) that certain Escrow Agreement dated as of November 19, 2018 between the Company, Polar, K2 and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agreement” and, together with the Purchase Agreements, the “Agreements”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreements.

WHEREAS, the parties have agreed to amend the terms of Section 1.01 of the Purchase Agreements; and

WHEREAS, the parties wish to extend the date of the Closing; and

WHEREAS, the changes made in this Amendment require certain changes be made to the Escrow Agreement.

NOW THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.	Amendment to Terms. Section 1.01 of each of the Purchase Agreements is hereby deleted and replaced in its entirety with the following new section 1.01:

“Section 1.01 Sales to Buyer. Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller at Closing (as defined below) all Shares not previously sold by Seller pursuant to Section 1.02 below, for the following purchase prices (the “Purchase Price Per Share”): (i) first $6.00 per Share up to 20% of the original number of Shares, (ii) then $5.00 per remaining Share up to 20% of the original number of Shares, (iii) then $4.00 per remaining Share up to 20% of the original number of Shares, (iv) then $3.00 per remaining Share up to 20% of the original number of Shares, and (v) then $2.00 per remaining Share up to 20% of the original number of Shares. In all cases, the Purchase Price Per Share, is as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or similar transactions. The total amount paid for all Shares actually purchased by the Buyer shall be referred to herein as the “Aggregate Purchase Price”.”

2.     Extension of Closing Date. As permitted pursuant to Section 1.03 of the Purchase Agreements, the parties hereby agree to extend the date of the Closing until January 18, 2019.

3.     Instructions to Escrow Agent.

(a)        Within two (2) business days of the execution of this Amendment, the Company and Polar or K2, as applicable, shall send joint written instructions to the Escrow Agent confirming that an amount of $7.23 per original number of Shares is to be promptly disbursed from Escrow in accordance with payment instructions provided by Polar or K2, as applicable.

(b)       On both the 10-day and 20-day anniversaries of the date of execution of this Amendment, the Company and Polar or K2, as applicable, shall send joint written instructions to the Escrow Agent confirming that funds shall be promptly disbursed from Escrow to the Company based on the following formula: (i) the remaining funds in the Escrow, less (ii) the Aggregate Purchase Price that the Shares still owned by the Sellers would be purchased for if the Company purchased such Shares pursuant to Section 1.01 of the Purchase Agreements.

4.     Amendment to Warrants. The Company hereby agrees to (i) amend the exercise price of the Company’s outstanding warrants, which includes the warrants held by the Sellers, such that each warrant will entitle the holder to purchase one share of the Company’s common stock at an exercise price of $4.00 per share (as opposed to the current $11.50 per share), subject to adjustments, and (ii) amend the redemptions terms of such warrants such that the Company may only redeem each warrant in whole at a price of $0.01 per warrants upon a minimum of 30 days’ written notice of redemption if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.00 per share (as opposed to the current $21.00 per share) for any 20 trading days within in a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; provided, however, that the amendments referenced in clauses (i) and (ii) above shall only be effectuated once the requisite number of warrant holders approve such changes, as required by applicable securities laws.

5.     Amendments to Escrow Agreement.

(a)        Section 4.1 of the Escrow Agreement is hereby amended by replacing the existing Termination Date of “December 31, 2018” with “January 25, 2019”.

(b)       Notwithstanding anything to the contrary contained in the Escrow Agreement, joint instructions delivered to the Escrow Agent pursuant to the terms of Section 3 above shall be acceptable to the Escrow Agent, and the Escrow Agent shall act on such instructions as if originally permitted by the terms of the Escrow Agreement.

6.     Representations and Warranties. The representations and warranties of the Company in Article III of the Purchase Agreements and of the Sellers in Article II of the Purchase Agreements, are hereby incorporated by reference into this Amendment with the same force and effect as if recited herein as of the date hereof.

7.      Miscellaneous.

(a)       Notwithstanding that this Amendment relates to both the Polar Agreement and the K2 Agreement, all rights and obligations of Polar and K2 hereunder arise severally and not jointly.

(b)      To the extent any other provisions of the Agreements need to be amended to properly reflect the revisions set forth above, such provisions are hereby so amended.

(c)       Except as modified and amended herein, all of the terms and conditions of the Agreements shall remain in full force and effect.

(d)       This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)       This Amendment and the rights of the parties hereto shall be governed by the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to be binding and effective as of the date first written above.

SMAAASH ENTERTAINMENT INC.

By:	/s/ F. Jacob Cherian
Name: F. Jacob Cherian
Title: Chief Executive Officer

POLAR ASSET MANAGEMENT PARTNERS INC.

By:	/s/ Greg Lemaich / Ryan Hickey
Name: Greg Lemaich / Ryan Hickey
Title: General Counsel / Senior Legal Counsel

THE K2 PRINCIPAL FUND L.P.

By:	/s/ Daniel Gosselin
Name: Daniel Gosselin
Title: President of K2 Genpar 2017, Inc.,
The General Partner of the K2 Principal Fund

Acknowledged and Agreed (with

respect to Section 5 only):

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:	/s/ Francis E. Wolf, Jr.
Name: Francis E. Wolf, Jr.
Title: Vice President

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